Appendix C
Page 1 of 3
Broker/Dealer Affiliation Trades
Rule 10F-3 and 23(B) FORM for Trades with 3rd Party Syndicate Members

1. Name(s) of Purchasing Fund/Managed Accounts: Insurance Tech (If applicable, attach list of accounts including account #,
	  account name, # of shares/par value) 100

2.      Issuer:  Oplink Communications

3.        Date of purchase:  October 3,2000

4.      Underwriter from whom purchased:  Robertson Stephens

5. Name of Affiliated Broker Dealer managing or participating in syndicate(attach list of all members of the syndicate from the underwriting page of the final prospectus): US Bancorp Piper Jaffray


6.      Attach cover page from the final prospectus

7.      Aggregate principal amount of purchase:  74,600

8.      Aggregate principal amount of offering:  13,700,000

9.      Purchase price (Net of fees and expenses):  $18.00

10.     Date offering commenced:  October 3,2000

11. Offering price at close of first full business day on which any sales are made: $33.625


12.     Commission, spread or profit:  $1.26

Determine if security trade is consistent with 23 (B) program standards 10F-3 standards for First American Funds: Answer the following questions. A "NO" response to any question results in the trade being NOT being approved for completion.

Date: 11-22-2000

Completed by:  Ruth Mattson

Location:

Phone Number: 612-973-0524      Fax Number: 612-973-4438











Appendix C
Page 2 of 3
Have the following conditions been satisfied:                      YES  NO  NA
a.  Registered Public Offerings:  The securities are a part of an issue registered under the Securities Act 1933, which is being
offered to the public:                                              X

b.  Municipal Securities:  The securities (i) are "municipal securities" as defined in Section 3(a)(29) of the Securities
Exchange Act of 1934; (ii) the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization; and (iii) if the issuer or entity supplying the revenues from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors), it has received one of the three
highest ratings from at least one such rating service.                      X

c.  Foreign Offerings:  The securities are offered publicly under the laws of a country other than the United States and (i) the offering is subject to regulation by a "foreign financial regulatory authority," as defined in Section 2(a)(50) of the 1940 Act, in the country in which the public offering occurs; (ii) the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer); (iii) financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in the country in which the public offering occurs, for the two years prior to the offering; are available to the public and prospective purchasers in connection with the offering; and (iv) if the issuer is a Domestic Issuer (a) it has a class of securities registered pursuant to section 12(b) or 12(g) of the 1934 Act or is required to file reports pursuant to section 15(d) of the 1934 Act;
and (b) it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least twelve months immediately preceding the sale of such securities
(or for such shorter period that the issuer was required to file
such material).                                                             X

d. Rule 144A Offerings: The securities are (i) offered or sold in transactions exempt from registration under section 4(2) of the
1934 Act, Rule 144A thereunder, or Rules 501-508 thereunder; (ii)
the securities are sold to qualified institutional buyers, as defined in Rule 144(a)(1); and (iii) the securities are eligible for resale to other qualified institutional buyers pursuant to
Rule 144A.                                                                  X

e. In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation for not
less than three years (including the operations of predecessors).           X



Appendix C
Page 3 of 3
   YES  NO  NA
f. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer), provided, however, that if the securities were offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day preceding the day on which the rights
offering terminated.                                                X

g.  The underwriting was a firm commitment underwriting.            X

h.  The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar
securities during the same period.                                  X

i. The amount of such securities of any class of such issue
purchased by all of the investment companies advised by the Adviser did not exceed 25% of the principal amount of the offering and combined with the managed accounts did not exceed 40% of the principal amount of the offering of such class. If purchased in a Rule 144A Offering, 25% of the total and when combined with investment managed accounts 40% of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers as defined in Rule 144A(a)(1) plus (ii) the principal amount of the offering of
such class in any concurrent public offering.                       X

j.  If the purchase is on behalf of a registered investment
company, no Affiliated Broker Dealer was (i) a direct or indirect participant or benefited directly or indirectly from, the purchase: or (ii) in respect to the purchase of Eligible Municipal Securities, such purchase is not designated as a group sale or otherwise allocated to the account of any person from whom paragraph (8) of
the Rule 10F-3 procedures prohibits the purchase.                   X


FAX COMPLETED FORM TO FAAM COMPLIANCE





FAAM 305-1